EXHIBIT 10.1

SCHIFF NUTRITION INTERNATIONAL, INC.
2004 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT AWARD GRANT NOTICE

Section 1: Notice of Grant

Schiff Nutrition International, Inc. (the “Company”), pursuant to our 2004 Incentive Award Plan (the “Plan”), hereby grants to the holder listed below (“Holder”), the number of Restricted Stock Units set forth below (the “Restricted Stock Units”). The Restricted Stock Units are subject to all of the terms and conditions as set forth herein and in the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Restricted Stock Unit Agreement”) and the Plan, each of which are incorporated herein by reference. Unless otherwise defined in this Restricted Stock Unit Award Grant Notice (the “Grant Notice”) or the attachments hereto, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the attachments hereto.

Each Restricted Stock Unit represents the right to receive one share of the Company’s Class A common stock, par value $.01 (“Common Stock”), subject to certain vesting requirements.

Holder:	__________________________________________
Grant Date:	________, 20__
Total Number of Restricted Stock Units:	________________________________(____)
Vesting Schedule:
The Restricted Stock Units will vest based on the performance of the Company over a performance period beginning on January 1, 2006 and expiring on May 31, 2008, in accordance with the vesting schedule set forth on Exhibit B attached hereto. Vesting of the Restricted Stock Units will be accelerated upon the happening of certain events as specified in the Restricted Stock Unit Agreement. Except as described in Section 2.2(b) of the Restricted Stock Unit Agreement, in no event will any Restricted Stock Units vest following your Separation from Service (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), as determined by the Administrator in accordance with the Treasury Regulations or other guidance issued thereunder).

Distribution Schedule:
The shares of stock subject to the Restricted Stock Units shall be distributable in accordance with Section 2.3 or Section 2.4 of the Restricted Stock Unit Agreement; provided, however, that Holder may elect to defer the distribution of some or all of the shares of Common Stock otherwise distributable shortly following vesting of the Restricted Stock Units by completing the Deferral Election attached as Exhibit C to this Grant Notice (the “Deferral Election”) within the timeframe set forth in Exhibit C.

Section 2: Miscellaneous

By my signature below, I hereby agree to be bound by the terms and conditions of the Plan, the Restricted Stock Unit Agreement and this Grant Notice. I have reviewed the Restricted Stock Unit Agreement, the Plan and this Grant Notice in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understand all provisions of this Grant Notice, the Restricted Stock Unit Agreement and the Plan. I hereby agree to accept as final, binding, and conclusive all decisions or interpretations of the Administrator of the Plan upon any questions arising under the Plan, this Grant Notice or the Restricted Stock Unit Agreement.

SCHIFF NUTRITION INTERNATIONAL, INC.	HOLDER:

By:	By:
Print Name:	Print Name:
Title:	Address:
Address: 2002 South 5070 West
Salt Lake City, UT 84104

You must return this Restricted Stock Unit Award Grant Notice to the General Counsel

of Schiff Nutrition International, Inc. on or before ___________, 2006

2

EXHIBIT A

TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Award Grant Notice (“Grant Notice”) to which this Restricted Stock Unit Award Agreement (this “Agreement”) is attached, Schiff Nutrition International, Inc. (the “Company”) has granted to Holder the number of Restricted Stock Units under its 2004 Incentive Award Plan (the “Plan”) indicated in the Grant Notice.

ARTICLE I

GENERAL

1.1  Defined Terms. Wherever the following terms are used in this Agreement they shall have the meanings specified below, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings specified in the Grant Notice or the attachments thereto or, if not defined in the Grant Notice or the attachments thereto, the Plan.

“Cause” shall mean Holder’s:

(a)  Gross, fraudulent or willful misconduct at any time during Holder’s employment by the Company, or any such misconduct during any prior period of employment in an executive or management capacity with any person or entity if not disclosed to the Company in writing prior to the execution hereof;

(b)  Substantial and willful failure to perform specific and lawful directives of the Board or a superior employee of the Company or Subsidiary;

(c)  Willful and knowing violation of any rules or regulations of any governmental or regulatory body, which is materially injurious to the financial condition of the Company;

(d)  Conviction of or plea of guilty or nolo contendere to a felony or fraud during Holder’s employment with the Company or any of its Subsidiaries;

(e)  Drug, alcohol or substance abuse (to the extent not inconsistent with the Americans with Disability Act or similar state law); or

(f)  Material breach of the terms of any of Holder’s employment-related or non-disclosure agreement(s) with the Company or any of its Subsidiaries which is not corrected after written notice and a reasonable cure period not to exceed 15 days.

“Disabled” shall have the meaning assigned to such term in Section 409A(2)(C) of the Code and the Treasury Regulations thereunder.

“Good Reason” shall mean any one of the following conduct or events which is not cured by the Company within 15 days after Holder’s notice in writing to the Company within 90 days of the first happening of the conduct or event:

(a)  the Company’s material diminution of Holder’s job titles, responsibilities, duties, perquisites or compensation; or

(b)  any involuntary relocation of Holder’s principal place of business to a location more than 50 miles from Holder’s current principal place of business with the Company.

“Section 409A Change in Control” shall mean a Change in Control that qualifies as a “change in the ownership or effective control,” or a “change in the ownership of a substantial portion of assets,” of the Company (or the corporate successor thereto), within the meaning of Code Section 409A(a)(2)(A)(v) and the Treasury Regulations thereunder

“Separation from Service” shall mean a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code, as determined by the Secretary of the Treasury) with the Company or Subsidiary employing Holder as of the Grant Date.

1.2  Incorporation of Terms of Plan. The Restricted Stock Units and the shares of the Company’s Class A common stock, par value $.01 (“Common Stock”), issuable with respect thereto, are subject to the terms and conditions of the Plan, which are incorporated herein by reference. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall control.

ARTICLE II

GRANT, VESTING AND DISTRIBUTION OF RESTRICTED STOCK UNITS

2.1  Award of Restricted Stock Units. In consideration of Holder’s past and/or continued employment with or service to the Company or its Subsidiaries and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company irrevocably grants to Holder an award of the number of Restricted Stock Units indicated in the Grant Notice, subject to all of the terms and conditions in the Plan and this Agreement. A Restricted Stock Unit shall represent the right to receive one share of Common Stock for each Restricted Stock Unit that vests in accordance with the provisions of this Agreement, which shares may be distributed shortly following vesting or on a deferred basis in accordance with the terms and conditions of the Grant Notice, the Plan, this Agreement and, if applicable, the Deferral Election.

2.2  Vesting of Restricted Stock Units.

(a)  Subject to Section 2.2(b), the Restricted Stock Units shall vest based on actual Company performance for certain performance criteria compared to targeted performance for such performance criteria, over a performance period that begins on January 1, 2006 and expires on May 31, 2008 (the “Performance Period”), in accordance with the terms set forth on Exhibit B to the Grant Notice. For purposes of this Agreement, the date of vesting of any Restricted Stock Units in accordance with Exhibit B to the Grant Notice shall be the last business day of the Performance Period.

(b)  As a condition to the Restricted Stock Units vesting in accordance with Section 2.2(a), Holder shall be employed by the Company or any Subsidiary from the Grant Date through the last business day of the Performance Period. Notwithstanding the preceding sentence, if Holder’s employment with the Company or any Subsidiary is terminated by the Company or Subsidiary without Cause or terminated by Holder for Good Reason, or if Holder becomes Disabled or if Holder’s death occurs prior to the last business day of the Performance Period, then Holder’s Restricted Stock Units will vest, if at all, on the last business day of the Performance Period in an amount equal to the product of (i) the number of Restricted Stock Units that would otherwise become vested in accordance with Section 2.2(a) based on the terms set forth on Exhibit B to the Grant Notice, multiplied by (ii) a fraction, the numerator or which is the number of full months from January 1, 2006 through the date of such termination, becoming Disabled, or death, and the denominator of which is 29. Unless Holder’s employment with the Company or any Subsidiary is terminated by the Company or Subsidiary without Cause or terminated by Holder for Good Reason, or except as otherwise provided by this Section upon Holder’s death or becoming Disabled, all Restricted Stock Units that are not vested as of the date of Holder’s termination of employment (or death or becoming Disabled) will terminate automatically and be forfeited without further notice or consideration to Holder.

(c)  Unless and until the Restricted Stock Units vest in accordance with this Section 2.2, Holder will have no right to any distribution of Common Stock with respect to such Restricted Stock Units (whether pursuant to Section 2.3 or otherwise). Except as otherwise provided in Section 2.2(b) and Section 2.4(a), all unvested Restricted Stock Units that do not vest in accordance with the provisions of this Section 2.2 or Section 2.4(a) will terminate automatically and be forfeited without further notice or consideration to Holder immediately following the Certification Date.

2.3  Certification Date; Distribution of Common Stock.

(a)  Subject to earlier vesting and distribution pursuant to Section 2.4, on a date that is no later than 90 days following the end of the Performance Period the Administrator shall certify the Company’s actual performance against target performance, in accordance with Exhibit B to the Grant Notice, and the resulting number of Restricted Stock Units that shall vest (the “Certification Date”).

(b)  Holder may elect to defer the distribution of some or all of the shares of Common Stock otherwise distributable shortly following vesting of the Restricted Stock Units by timely completing the Deferral Election attached as Exhibit C to this Grant Notice. Any such shares of Common Stock, the issuance of which has been properly deferred by the Holder pursuant to a timely Deferral Election, shall be referred to herein as “Deferred Shares.” The Deferred Shares shall be distributed to Holder in equal annual or semi-annual installments or in a lump sum, as elected by Holder in the Deferral Election. If Holder does not affirmatively elect a distribution in installments on the Deferral Election, the shares of Common Stock will be distributed in a lump sum.

(c)  Subject to Section 2.4, in no event shall any shares of Common Stock be issuable prior to the Certification Date. Subject to Section 2.3(d), shares of Common Stock shall be distributed to Holder (or in the event of Holder’s death, to his or her estate) with respect to the number of Restricted Stock Units that have been certified as vested on the Certification Date, following the earliest to occur of the events listed below (each, a “Distribution Event”)

(i)  The Certification Date or, with respect to Deferred Shares, the Distribution Commencement Date(s) (if any) set forth in Holder’s Deferral Election;

(ii)  The date of Holder’s Separation from Service (or, in the event Holder is a “specified employee” within the meaning of Section
409A(a)(2)(B)(i) of the Code, the date which is six months following Holder’s Separation from Service);

(iii)  For the Deferred Shares, the day immediately preceding a Section 409A Change in Control, as applicable;

(iv)  The date on which Holder becomes Disabled; or

(v)  The date of Holder’s death.

(d)  The distribution of shares of Common Stock subject to Holder’s Restricted Stock Units shall be made or, for Deferred Shares distributable in installments, shall commence not later than the thirtieth day following the Distribution Event; provided, however, that the distribution of shares of Common Stock subject to Holder’s vested Restricted Stock Units (other than the Deferred Shares) shall in all events be made on or before the later of (i) the fifteenth day of the third month following Holder’s first taxable year in which such Restricted Stock Unit is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth day of the third month following the first taxable year of the Company in which such benefit is no longer subject to a substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder.

(e)  Following the commencement of the distribution of shares of Common Stock, the time for the distribution of the shares of Common Stock issuable with respect to Holder’s vested Restricted Stock Units may not be changed for any reason, other than as set forth herein; provided, however, that in the event of a Section 409A Change in Control prior to the distribution of all Deferred Shares, any remaining Deferred Shares shall be distributed to Holder in a lump sum on the day immediately preceding the Section 409A Change in Control. In the event of Holder’s death prior to the distribution of all Deferred Shares, any remaining Deferred Shares Stock shall be distributed to Holder’s beneficiary or estate in accordance with Section 2.3(c).

(f)  All distributions shall be made by the Company in the form of whole shares of Common Stock. Any fractional share of Common Stock otherwise distributable pursuant to this Agreement shall be rounded up to the next whole share; provided, however, that in lieu of rounding up any fractional share otherwise distributable to Holder in connection with the final distribution of shares of Common Stock, Holder shall receive a cash payment in an amount equal to the value of such fractional share of Common Stock, determined based on the Fair Market Value as of the distribution date.

(g)  Notwithstanding the foregoing, shares of Common Stock shall be issuable pursuant to a Restricted Stock Unit at such times and upon such events as are specified in this Agreement only to the extent issuance under such terms will not cause the Restricted Stock Units or the shares of Common Stock issuable pursuant to the Restricted Stock Units to be includible in the gross income of Holder under Section 409A of the Code prior to such times or the occurrence of such events, as permitted by the Code and the regulations and other guidance thereunder.

2.4  Accelerated Vesting and Distribution in Connection with a Change in Control

(a)  Notwithstanding Section 2.2.(a) or any provision in any employment-related agreement between Holder and the Company or any of its Subsidiaries, if any, in the event of a Change in Control while Holder is employed by the Company or any of its Subsidiaries, the vesting of the Restricted Stock Units shall accelerate, regardless of Company performance against targeted performance, as follows: (i) seventy percent 70% of the Restricted Stock Units granted to Holder as specified in the Grant Notice shall vest effective as of the day immediately preceding any Change in Control that occurs on or before May 31, 2007, and the remaining Restricted Stock Units (30%) shall be automatically forfeited and terminated; or (ii) one hundred percent 100% of the Restricted Stock Units granted to Holder as specified in the Grant Notice shall vest effective as of the day immediately preceding any Change in Control that occurs during the period commending on June 1, 2007 and ending on May 31, 2008.

(b)  All shares of Common Stock issuable with respect to Restricted Stock Units that vest in accordance with Section 2.4(a) shall be distributed to Holder on the day immediately preceding a Change in Control; provided, however, that any Deferred Shares shall only be distributed pursuant to this Section 2.4(b) if the Change in Control is a Section 409A Change in Control.

2.5  Unforeseeable Emergency.

(a)  If Holder experiences an Unforeseeable Emergency (as defined below), Holder may petition the Administrator for the right to receive a partial or full distribution of the shares of Common Stock distributable with respect to his or her vested Restricted Stock Units under this Agreement. If, in the sole discretion of the Administrator, Holder’s petition is approved, the Unforeseeable Emergency shall be deemed a “Distribution Event” with respect to the number of shares of Common Stock distributable with respect to Holder’s vested Restricted Stock Units as are approved for distribution by the Administrator. Holder shall then be entitled to receive such shares of Common Stock pursuant to Section 2.3(b).

(b)  For purposes of this Section 2.5, an “Unforeseeable Emergency” shall mean a severe financial hardship to Holder resulting from an illness or accident of Holder, Holder’s spouse, or a dependent (as defined in Section 152(a) of the Code) of Holder, loss of Holder’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of Holder, as determined by the Administrator in accordance with Section 409A(a)(2)(B)(ii)(I) of the Code and the Treasury Regulations thereunder. The Fair Market Value of the shares of Common Stock distributed to Holder with respect to the Unforeseeable Emergency shall not exceed the amounts necessary to satisfy such Unforeseeable Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of Holder’s assets (to the extent liquidation of such assets would not itself cause severe financial hardship), as determined by the Administrator in accordance with Section 409A(a)(2)(B)(ii) of the Code and the Treasury Regulations thereunder.

2.6  Dividend Equivalents. The Company hereby grants to Holder dividend equivalents with respect to each Restricted Stock Unit that vests pursuant to Section 2.2 or 2.4 above, in an amount equal to the aggregate amount of normal cash dividends, if any, paid to the Company’s stockholders on one share of Common Stock where the record dates for such dividends paid occurred during the period from the Grant Date through and including the date the share of Common Stock subject to such Restricted Stock Unit is distributed to Holder pursuant to Section 2.3 or 2.4, as applicable (“Dividend Equivalents”). The Dividend Equivalents shall be paid in cash or shares of Common Stock, at the Company’s election, at the time the share of Common Stock subject to such Restricted Stock Unit is distributed to Holder pursuant to Section 2.3 or 2.4, as applicable. Each Dividend Equivalent shall terminate as of the date the share of Common Stock subject to the Restricted Stock Unit to which such Dividend Equivalent relates are distributed. Dividend Equivalents shall not be paid to Holder for any Restricted Stock Units that do not vest pursuant to Section 2.2 or 2.4 above.

2.7  Changes to Form or Time of Distribution. Except as otherwise provided herein, the time and form of distribution of shares of Common Stock with respect to the vested Restricted Stock Units under this Agreement shall be as set forth in the Grant Notice and Deferral Election and may only be changed in compliance with the requirements of Section 409A(a)(4)(C) of the Code and the Treasury Regulations thereunder, and only with the prior written consent of the Company’s General Counsel.

2.8  Restrictions on Transfer. Unless otherwise permitted by the Administrator in accordance with the terms of the Plan, no Restricted Stock Units or shares of Common Stock issuable with respect thereto or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Holder or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

2.9  Conditions to Issuance of Stock Certificates. The shares of Common Stock deliverable with respect to the Restricted Stock Units, or any portion thereof, may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any shares of Common Stock with respect to the Restricted Stock Units prior to fulfillment of all of the following conditions:

(a)  The admission of such shares to listing on all stock exchanges on which such Common Stock is then listed;

(b)  The completion of any registration or other qualification of such shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c)  The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d)  The lapse of such reasonable period of time following the applicable Distribution Event as the Administrator may from time to time establish in good faith for reasons of administrative convenience; and

(e)  The receipt by the Company of full payment of all amounts required to be withheld under federal, state, local and foreign tax laws, with respect to the issuance of such shares or any other taxable event arising out of or relating to this Agreement and the Grant Notice in accordance with Section 15.3 of the Plan.

2.10  Rights as Stockholder. Except as otherwise provided herein, Holder shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares of Common Stock issuable pursuant to the Restricted Stock Units (whether vested or unvested) unless and until such shares of Common Stock shall have been issued by the Company to Holder.

ARTICLE III

OTHER PROVISIONS

3.1  Adjustment for Stock Split, Other Events. In the event of any stock dividend, stock split, reverse stock split, distribution of Company assets to stockholders (other than normal cash dividends), recapitalization, combination, reclassification, or similar change in the capital structure of the Company, appropriate adjustments may be made in the Dividend Equivalents, Restricted Stock Units and/or the shares of Common Stock issuable with respect thereto, consistent with any adjustment under Section 11.1 of the Plan. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Dividend Equivalents, Restricted Stock Units and the shares of Common Stock issuable with respect thereto, to any and all shares of capital stock or other securities which may be issued in respect of, or in exchange for, in substitution of the Dividend Equivalents, Restricted Stock Units and the shares of Common Stock issuable with respect thereto, and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof.

3.2  Taxes.

(a)  Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to require payment to the Company or any of its Subsidiaries any sums required by federal, state or local tax law to be withheld with respect to the issuance of the Restricted Stock Units, the distribution of shares of Common Stock with respect thereto, or any other taxable event related to the Restricted Stock Units. The Company may permit Holder to make such payment in one or more of the forms specified below:

(i)  by cash or check made payable to the Company;

(ii)  by the deduction of such amount from other compensation payable to Holder;

(iii)  by requesting that the Company withhold a net number of vested shares of Common Stock otherwise issuable having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes;

(iv)  with the consent of the Administrator, by tendering vested shares of Common Stock having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes;

(v)  in any combination of the foregoing.

(b)  In the event Holder fails to provide timely payment of all sums required by the Company pursuant to Section 3.2(a), the Company shall have the right and option, but not obligation, to treat such failure as an election by Holder to satisfy all or any portion of his or her required payment obligation pursuant to Section 3.2(a)(ii) or 3.2(a)(iii) above, or any combination of the foregoing as the Company may determine to be appropriate. The Company shall not be obligated to deliver any new certificate representing shares of Common Stock issuable with respect to the Restricted Stock Units to Holder or his legal representative unless and until Holder or his legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable to the taxable income of Holder resulting from the grant of the Restricted Stock Units, the distribution of the shares of Common Stock issuable with respect thereto, or any other taxable event related to the Restricted Stock Units.

3.3  Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Holder is subject to Section 16 of the Exchange Act, the Plan, the Restricted Stock Units and the shares of Common stock issuable with respect thereto and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.4  Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final, binding, and conclusive upon Holder, the Company and all other interested persons. No member of the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Restricted Stock Units.

3.5  Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company, and any notice to be given to Holder shall be addressed to Holder at the address given beneath Holder’s signature on the Grant Notice. By a notice given pursuant to this Section 3.5, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.6  Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.7  Governing Law; Severability. This Agreement and all disputes arising out of or relating to it shall be administered, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to the law that might be applied under principles of conflicts of laws. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

3.8  Conformity to Securities Laws. Holder acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Restricted Stock Units are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.9  Amendments. This Agreement may be amended without the consent of the Holder provided that such amendment would not impair any rights of the Holder under this Agreement. No amendment of this Agreement shall, without the consent of the Holder, impair any rights of the Holder under this Agreement.

3.10  Not a Contract of Employment. As partial consideration for the grant of the Restricted Stock Units by the Company, the Holder agrees to remain in the employ of the Company or any Subsidiary (whichever is applicable) with such duties and responsibilities as the Company or any Subsidiary (as applicable) shall from time to time prescribe, for a period of at least one year after the Grant Date. Nothing in this Agreement shall confer upon the Holder any right to continue in the employ of the Company or any Subsidiary, or shall interfere with or restrict in any way any otherwise existing rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge the Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company and Holder.

3.11  Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Holder and his or her heirs, executors, administrators, successors and assigns.

3.12  Unfunded, Unsecured Obligations. The obligations of the Company under the Plan and this Agreement shall be unfunded and unsecured, and nothing contained herein shall be construed as providing for assets to be held in trust or escrow or any other form of segregation of the assets of the Company for the benefit of Holder or any other person. Holder shall have only the rights of a general, unsecured creditor of the Company with respect to the Restricted Stock Units, unless and until shares of Common Stock shall be distributed to Holder under the terms and conditions of this Agreement.

3.13  Compliance in Form and Operation. This Agreement and the Restricted Stock Units are intended to comply with Section 409A of the Code and the Treasury Regulations thereunder and shall be interpreted in a manner consistent with that intention.

EXHIBIT B

TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

VESTING SCHEDULE

EXHIBIT C

TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

DEFERRAL ELECTION

Name of Participant:	Social Security No.:
Address:	RSU Grant Date:

Unless otherwise defined herein or in the Restricted Stock Unit Award Grant Notice evidencing the Restricted Stock Units granted to you on the date set forth above (the “Grant Notice”) or the Restricted Stock Unit Award Agreement attached to the Grant Notice (the “Restricted Stock Unit Agreement”), the terms defined in our 2004 Incentive Award Plan (the “Plan”) shall have the same defined meanings in this Deferral Election. Please complete Section 1, 2, and 3 and sign where indicated in Section 4.

Section 1: Deferral Election

Please select whether you would like to defer the issuance of all or a portion of the shares of Common Stock subject to your Restricted Stock Units beyond their vesting date.

□	I elect to defer the issuance of the following portion of the shares of Common Stock that become issuable to me upon the vesting of my Restricted Stock Units:

Specify Deferral Percentage: _____%

(The specified percentage must be a whole percentage from 0% to 100%.)

I understand that unless I elect to defer the issuance of 100% of the shares of Common Stock subject to my vested Restricted Stock Units, the shares of Common Stock subject to my Restricted Stock Units that are not deferred will be issued to me shortly following the Certification Date in accordance with the terms of the Grant Notice (including Exhibit B thereto) and the Restricted Stock Unit Agreement.

For purposes of this Deferral Election, the Grant Notice and the Restricted Stock Unit Agreement, the shares of Common Stock to be issued on a deferred basis in accordance with this Section 1 shall be referred to as “Deferred Shares”.

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Section 2: Distribution Event Election - Deferred Shares

You may elect either to have the issuance of the Deferred Shares commence upon the earlier of (1) a specified date not earlier than August 30, 2008 or (2) the 30th day following your Separation from Service (within the meaning of Section 409A(a)(2)(A)(i) of the Code, as determined by the Secretary of the Treasury) with the Company or Subsidiary employing you as of the date hereof. Dates and methods of issuance may not be accelerated or changed.

□	Distribution Commencement Date Election:
I hereby irrevocably elect the following Distribution Commencement Date for the commencement of the issuance of the Deferred Shares.

Specify Distribution Commencement Date: ___________, 20___ (insert date).

(The specified date must be no earlier than August 30, 2008.)

I understand that if I do not make a Distribution Commencement Date Election (or, if my Separation from Service occurs prior to the specified date), the Deferred Shares will be issued to me following my Separation from Service (or, in the event I am a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, the date which is six months following my Separation from Service).

I understand that in the event of my death, or in the event I become Disabled (as defined in the Restricted Stock Unit Agreement), prior to the issuance of the first installment of my Deferred Shares, the issuance of my Deferred Shares will be accelerated in accordance with Section 2.3 of the Restricted Stock Unit Agreement. I also understand that in the event of a Section 409A Change in Control (as defined in the Restricted Stock Unit Agreement), whether before or after the issuance of the first installment of my Deferred Shares, the issuance of my Deferred Shares will be accelerated in accordance with Section 2.3 of the Restricted Stock Unit Agreement.

I understand that the distribution of shares to me will result in a tax liability and I have considered this and the Company’s policies regarding trading blackout periods in electing my Distribution Commencement Date. I further understand that in general I will not be able to make any change to my Distribution Commencement Date Election.

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Section 3: Lump Sum Payment or Installments - Deferred Shares

You may elect either to have the Deferred Shares issued to you in a single lump sum or in equal installments. In the event that you do not elect a distribution form in accordance with this Section 3, the Deferred Shares will be issued to you in a single lump sum. PLEASE SELECT ONE:

□	Lump Sum: I hereby irrevocably elect to have the vested shares of Common Stock subject to my Deferred Shares issued to me in a single lump sum.

□	Equal Annual or Semi-Annual Installments: I hereby irrevocably elect to have the Deferred Shares issued to me in (check one)

□	equal annual installments, or

□	equal semi-annual installments

over the following number of years:

Specify Number of Years: _____ years, with the first installment occurring following my Distribution Event (as determined in accordance with this Deferral Election and Section 2.3 of the Plan) and installments thereafter occurring on the last business day of each additional 12-month or 6-month period measured from the date of my Distribution Event.

(The specified number of years must be a whole number of years equal or greater than 2.)

I understand that in the event of my death or in the event I become Disabled (as defined in the Restricted Stock Unit Agreement) prior to the date of the first distribution of Deferred Shares, the Deferred Shares will be distributed to me, my beneficiary, or my estate, as the case may be, in a single lump sum in accordance with Section 2.3 of the Restricted Stock Unit Agreement. I also understand that in the event of a Section 409A Change in Control (as defined in the Restricted Stock Unit Agreement), whether before or after the issuance of the first installment of my Deferred Shares, the issuance of my Deferred Shares will be accelerated in accordance with Section 2.3 of the Restricted Stock Unit Agreement and distributed in a single lump sum.

I understand that my elections set forth in this Deferral Election apply only with respect to the Deferred Shares relating to the vested Restricted Stock Units evidenced by the Restricted Stock Unit Agreement and that such elections will not effect the issuance of any other shares of Common Stock pursuant to any other award I may have received in the past or may receive in the future.

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Section 4: Authorization

I acknowledge that I have reviewed the Plan, the Grant Notice, the Restricted Stock Unit Agreement, and this Deferral Election in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Deferral Election, and fully understand all provisions of the Plan, the Grant Notice, the Restricted Stock Unit Agreement and this Deferral Election. On behalf of myself, my successors in interest and my assigns and all persons claiming under me, I agree to be bound by the statements contained herein and by the provisions of the Plan and this Deferral Election as they now exist and as they may be amended from time to time. I hereby agree to accept as final, binding, and conclusive all decisions or interpretations of the Administrator of the Plan upon any questions arising under the Plan, the Grant Notice, the Restricted Stock Unit Agreement or this Deferral Election.

HOLDER:
By:
Print Name:
Address:

Date:

You must return this Deferral Election to the General Counsel of Schiff Nutrition International, Inc. on or before ____________ , 20____